EXHIBIT 10.1

I-405 CORPORATE CENTER

OFFICE SPACE LEASE

Captaris, Inc.

TABLE OF CONTENTS

1.	Basic Lease Terms		1 & 2

2.	Premises		3

3.	Lease Term		3

4.	Base Rent - Adjustment(s)		3

	4.1	Base Monthly Rent	3

	4.2	Base Monthly Rent Adjustment Based on Step Increases	3

5.	Additional Rent - Annual Adjustment		3

	5.1	Additional Rent	3

	5.2	Building Operating Expenses Defined	4

	5.3	Taxes and Assessments Defined	4

	5.4	Tenant’s Pro Rata Share	4

	5.5	Adjustment of Additional Rent	4

6.	Prepaid Rent and Security Deposit		5

	6.1	Prepaid Base Monthly Rent	5

	6.2	Prepaid Additional Rent	5

	6.3	Security Deposit	5

7.	Late Charge		6

8.	Tenant’s Property		6

9.	Improvements and Alterations by Tenant		6

10.	Use of Premises		7

	10.1	Permitted Use	7

	10.2	Restrictions on Use	7

	10.3	Common Areas	8

	10.4	Parking	8

11.	Maintenance, Management and Services		9

12.	Tenant Maintenance		10

13.	Liens		10

14.	Insurance		10

15.	Indemnification and Exculpation of Landlord		11

16.	Waiver of Subrogation		12

17.	Destruction		12

18.	Condemnation		12

19.	Assignment, Subletting and Succession		12

20.	Rules and Regulations		13

21.	Defaults - Remedies		13

	21.1	Default by Tenant	13

	21.2	Remedies	13

	21.3	Default by Landlord	14

22.	Access		14

23.	Mortgages, Deeds of Trust - Priority and Attornment		14

24.	Notices		15

25.	Amendment - No Waiver		15

26.	Attorney’s Fees, Costs		15

27.	Vacation of Premises - Holding Over		15

28.	Brokers		16

29.	Intentionally Omitted		16

30.	Successors and Assigns		16

31.	Surrender of Premises		16

32.	Performance by Tenant		17

33.	Identification of Tenant		17

34.	Execution Required		17

35.	Time		17

36.	Prior Agreements		17

37.	Severability		17

38.	Recording		18

39.	Venue		18

40.	Additional Terms		18

1.	Basic Lease Terms

Section 1 represents a summary of the basic terms of this Office Space Lease for I-405 Corporate Center. In the event of any inconsistency between the terms contained in Section 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.

a.	Date of Lease:	September 10, 2007

b.	Tenant:	Captaris, Inc., a Washington Corporation

	Address of leased premises:	I-405 Corporate Center
Suite 400
301 116th Avenue SE
Bellevue, WA 98004

	Address for Billing and Notices:	Same as Premises

c.	Landlord:	M & M Real Estate Strategies, LLC

	Address for Notices:	600 University Street
Suite 1515
Seattle, WA 98101
Attention: Mark Weed

or such other place as
Landlord may from time to time
designate by notice to Tenant

	Address for Payments:	c/o Egis Real Estate Services
600 University Street
Suite 1515
Seattle, WA 98101
Attention: Accounts Receivable

d.	Premises Area:	52,810 rentable square feet

e.	Building Area:	68,556 rentable square feet

f.	Tenant’s Percentage of Building:	77%

g.	Term of Lease:	84 months
	Commencement Date:	March 1, 2008
	Expiration Date:	February 28, 2015

h.	Base Monthly Rent:	$24.00/rsf (as escalated per
Section 1(j))

i.	Monthly Parking Charge:	$100 per month for each Parking Permit for the Under Building Parking Area, subject to the terms of Section 10.4.

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j.	Rent Adjustment(s):

Step increase. The step adjustment provisions of Section 4.3 apply as follows:

	03/01/08 to 02/28/09	$24.00/rsf
	03/01/09 to 02/28/10	$25.00/rsf
	03/01/10 to 02/28/11	$26.00/rsf
	03/01/11 to 02/29/12	$27.00/rsf
	03/01/12 to 02/28/13	$28.00/rsf
	03/01/13 to 02/28/14	$29.00/rsf
	03/01/14 to 02/28/15	$30.00/rsf

k.	Additional Rent - Tenant’s
Initial Share of Estimated
	Building Operating Expenses:	$7.50/rsf

l.	Prepaid Base Monthly Rent:	$105,620 for first month’s prepaid rent credited when due for first month based upon 52,810 rsf.

m.	Prepaid Additional Rent:	$33,007 credited when due for first month

n.	Security Deposit:	$148,566 credited toward the 25th month Rent provided Tenant is not indefault of any of the conditions of the Lease

o.	Total Deposit:	$287,193

p.	Tenant’s Use of Premises:	Computer software development and sales, and other lawful uses associated with Captaris’ current or future business,

q.	Brokers:	Listing – GVA Kidder Mathews
Tenant – Cushman & Wakefield

r.	Guarantor(s):	None

s.	Additional Terms:	Tenant Improvements and Other Terms

t.	Exhibit(s):	Exhibit A - The “Building”
Exhibit B - The “Premises”
Exhibit B-1 - The “Final Agreed Plans”
Exhibit C - The “Work Letter Agreement”
Exhibit D – Signage
Exhibit E - Addendum
Exhibit F – Satellite Dish Agreement

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2.	Premises

Subject to the terms, covenants, and conditions of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those certain premises (the “Premises”), constituting a portion of a building described in Section 1, and legally described on Exhibit A hereto (the “Building”). The Parties agree that the Premises, as outlined on the attached Exhibit B, constitute the rentable square feet identified in Section 1.d subject to the preparation and Tenant’s approval of a space plan, and shall be re-measured in accordance with BOMA standards, and Tenant’s pro rata share of all Building Operating Expenses, as defined in Section 5.2 initially, shall be the percentage identified in Section 1.f, as re-calculated per the re-measured BOMA standards. Said initial calculations have been made, and any subsequent calculations of the rentable square feet of the Premises or the Building required by changes in either shall be made by Landlord with Tenant’s reasonable approval, in accordance with the method of measuring “Rentable Area” specified in BOMA American National Standard Institute Publication, ANSI, Z65.1-1996 as it may be revised or amended from time to time.

3.	Lease Term

Subject to the terms and conditions set forth herein, and the terms and conditions of the Work Letter Agreement, if any, executed contemporaneously by the parties hereto, the term of this Lease shall be for the period designated in Section 1.g., commencing on the Commencement Date therein provided, and ending at the expiration of such period. In the event a Work Letter Agreement is not executed by the parties hereto, and should the Premises not be ready for occupancy by the Commencement Date for any reason Landlord shall not be liable for any claims, damages, or liabilities in connection therewith, and the term of this Lease shall be for the same number of months as previously set forth in this Section, but the Commencement Date shall be the date on which the Premises are ready for occupancy in accordance with the terms and conditions set forth herein. Should the term of this Lease commence on a date other than that specified in this Section, Landlord and Tenant will, at the request of either, execute a letter specifying the Commencement Date of the term of this Lease. In such event, rental under this Lease shall not commence until said revised Commencement Date, and the stated term shall thereupon commence and the expiration date shall be extended so as to give effect to the full stated term.

4.	Base Rent - Adjustment(s)

4.1	Base Monthly Rent. During the term hereof, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section 1.h., adjusted as set forth in Section 1.j., without notice or demand, at the address to which notices to Landlord are to be given. All rent shall be paid to Landlord, without deduction or offset, in advance on or before the first day of each month of the Lease term, except Base Monthly Rent for the first month or any portion thereof shall be paid on or before the date the term commences. Base Monthly Rent for any partial month shall be prorated. For purposes of section 467 of the Internal Revenue Code, the Parties to this Lease hereby agree to allocate the rents stated in this Section 4 to the periods which correspond to the actual rent payments as provided hereunder.

4.2	Base Monthly Rent Adjustment Based on Step Increases. Base Monthly Rent shall be increased periodically to the amounts and at the times set forth in Section 1.j.

5.	Additional Rent - Annual Adjustment

5.1

Additional Rent. Tenant agrees to pay Landlord, as additional monthly rent, its pro rata share of all estimated Building Operating Expenses, as defined below in Section 5.2, for each calendar year which falls in whole or in part within the term of this Lease, prorated for any partial calendar year at the beginning or end of the Lease term, such Additional Rent to be paid at the same time and on the same terms as Base Monthly Rent. Tenant’s share of Building Operating Expenses payable

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monthly to Landlord as Additional Rent at the start of the Lease Term shall be as provided for in Section 1.k, which amount shall be a cap (“First Year Cap”) on Business Operating Expenses through the year 2008.

5.2	Building Operating Expenses Defined. For purposes of this Section, Building Operating Expenses which are recoverable by Landlord from Tenant as Additional Rent shall include, without limitation, all expenses of Landlord for maintaining, operating, and repairing the Building and the real property on which it is located, and the personal property, if any, used in connection therewith, including taxes and assessments, insurance premiums, utilities, costs to repair and maintain lighting, customary management fees and other expenses which, in accordance with generally accepted accounting and management practices, would be considered an expense of maintaining, operating or repairing the Building; excluding, however: (i) the cost of any special services rendered to individual tenants for which a separate charge is collected; (ii) leasing commissions and other leasing expenses; and (iii) costs of improvements required to be capitalized in accordance with generally accepted accounting principles, except that Building Operating Expenses shall include amortization of capital improvements made subsequent to initial development of the Building which are required by law including the Americans with Disabilities Act of 1990, as it may be amended, or regulations promulgated thereunder, or improvements which are designed with reasonable probability of improving the operating efficiency of the Building; provided, however, that in such latter case such amortization shall not exceed the reasonably expected savings in Building Operating Expenses. The intent of the Parties is to make rental payable by Tenant and other tenants in the Building, if any, absolutely net to Landlord.

5.3	Taxes and Assessments Defined. For the purposes of this Section, taxes and assessments shall include, without limitation, all real estate taxes, assessments and other charges levied with respect to real and personal property payable during any calendar year with respect to the Building and the real property on which it is located, and all property of Landlord, real or personal, used directly in the operation of the Building and located in or on the property, together with any charges levied or assessed in addition to or in lieu of any such taxes or assessments, or any tax upon the leasing of the Building or the rents collected (excluding any net income or franchise tax), and including costs and expenses of contesting the validity or amount of any such taxes and assessments.

5.4	Tenant’s Pro Rata Share. Tenant’s pro rata share of Building Operating Expenses to be paid by Tenant shall be that portion of the whole which the rentable square footage of the Premises bears to the total rentable square footage of the Building ,provided, however, that as to those Building Operating Expenses which, in Landlord’s reasonable determination, vary in direct relationship to the occupancy of the Building, Tenant’s prorata share shall be that portion of the whole which the rentable square footage of the Premises bears to the rentable square footage of the Building actually occupied by tenants; provided, further, that Tenant’s share of Building Operating Expenses shall be increased to the extent that any leasehold improvements of Tenant, whether installed by the Tenant or by the Landlord at Tenant’s expense, shall have increased the assessed value of the Building or the real property on which it is located for real estate tax purposes.

5.5

Adjustment of Additional Rent. Landlord may adjust the Additional Rent effective at the beginning of each accounting period on the basis of the Landlord’s reasonably anticipated Building Operating Expenses for that accounting period. An accounting period is a calendar year, except the first accounting period shall commence on the date the term commences and the last accounting period shall end on the date the term expires or terminates. Landlord shall furnish to Tenant, as soon as reasonably practicable after each accounting period, a statement showing Tenant’s share of the actual Building Operating Expenses for such accounting period and the payments made by Tenant in that regard. If Tenant’s share of actual Building Operating Expenses for the accounting period exceeds the payments made by Tenant, Tenant shall pay Landlord the deficiency within thirty (30) days after receipt of the statement. If Tenant’s payments made during the accounting period exceed Tenant’s share of the actual Building Operating Expenses for such period, Landlord shall, at Landlord’s option, either pay Tenant the excess at the time Landlord

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furnishes that statement to Tenant or credit such excess against the next rent payment or payments due from Tenant. Following delivery of Landlord’s statement of Tenant’s share of actual Building Operating Expenses, Tenant and its auditors, agents and representatives shall have the right to inspect Landlord’s accounting records relative to real estate taxes, Building Operating Expenses, and such of Landlord’s reconciliation of costs as pertain to and contain information concerning such costs and expenses in order to verify the amounts thereof, during normal business hours one (1) time each year during the Lease Term and following the expiration or earlier termination of the Lease, until a date that is ninety (90) days after the receipt by Tenant of Landlord’s final statement of which Tenant shall be obliged to pay to Landlord Additional Rent. Tenant’s right to inspect Landlord’s accounting records shall survive the expiration or earlier termination of the Lease. Such inspection shall be at the sole cost and expense of Tenant except in the event that it is determined that Building Operating Expenses have been overstated by more than five percent (5%) for any given year, in which case Landlord shall pay for all costs for such inspection.

6.	Prepaid Rent and Security Deposit

Prior to execution of this Lease, Tenant has deposited with Landlord the prepaid Base Monthly Rent, the prepaid Additional Rent, and the security deposit included in the total deposit identified in Section 1.o. This money represents the following:

6.1	Prepaid Base Monthly Rent. The prepaid Base Monthly Rent is the Base Monthly Rent for the months identified in Section 1.l.

6.2	Prepaid Additional Rent. The prepaid Additional Rent is the Tenant’s share of estimated Building Operating Expenses for the months identified in Section 1.m.

6.3	Security Deposit. The security deposit shall be a deposit for the performance by Tenant of the provisions of this Lease and in the amount identified in Section 1.n.

If Tenant is in default, Landlord may use the Security Deposit, as well as any previously unapplied balance of the prepaid Base Monthly Rent or the prepaid Additional Rent, or any portion of any of them, to cure the default or to compensate Landlord for any damage resulting from the Tenant’s default. On demand, Tenant shall immediately pay to Landlord the sum necessary to restore the Security Deposit to that amount initially deposited with Landlord, as well as any sum necessary to restore the previously unapplied balance of the prepaid Base Monthly Rent and the prepaid Additional Rent. In addition, should the Base Monthly Rent increase during the term of this Lease, Tenant shall deposit the additional sum required to make the prepaid Base Monthly Rent for the month or months indicated in Subsection 6.1, the proper amount. If Tenant is not in default at the expiration or termination of this Lease, or any extension thereof, Landlord shall return the Security Deposit to Tenant. Landlord’s obligations with respect to the Security Deposit and any unapplied portions of the prepaid Base Monthly Rent and the prepaid Additional Rent are those of a debtor and not a trustee. Landlord may maintain such sums separate and apart from Landlord’s general funds or may commingle them with Landlord’s general or other funds. Landlord shall not be required to pay Tenant interest on such sums, or any portion thereof. In the event this Lease is terminated before its normal Expiration Date, any rent paid for any period beyond the termination date shall be considered an additional Security Deposit.

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7.	Late Charge

Tenant acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult and impractical to ascertain. Such costs include, but are not limited to, processing and accounting expenses, and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. Therefore, in the event Tenant should fail to pay any installment of rent or any other sum due hereunder within the ten (10) business days after such amount is due, Tenant shall pay to Landlord as Additional Rent, a late charge equal to five percent (5%) of each such installment or sum. Waiver of said five percent (5%) late charge with respect to any installment or sum shall not be deemed to constitute a waiver with respect to any subsequent late charge which may accrue. In the event any amount so due is delinquent for a period in excess of thirty (30) days, Tenant shall pay Landlord an additional late charge, computed at the rate of the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permissible by law, upon the total amount so overdue for each month or portion thereof in which payment is delinquent more than thirty (30) days. A twenty-five dollar ($25.00) charge will be paid by Tenant to Landlord for each returned check.

8.	Tenant’s Property

All articles of personal property (including Tenant’s generator and UPS system) and all business and trade fixtures owned by Tenant or leased by Tenant and located in the Premises shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term, provided Tenant is not in default. Upon expiration or sooner termination of this Lease, Tenant shall remove any such property, together with any such property of any party other than Landlord. Tenant shall repair the damage to the Premises resulting from the installation or removal of such property, and shall promptly surrender the Premises in the condition required by Section 31 hereof. In the event of any failure by Tenant to remove, repair or clean as in this Section provided, Tenant shall upon demand, reimburse Landlord for the cost of any such removal, repair or cleaning. Any property left on the Premises after the expiration or termination of the Lease term or after Tenant’s vacation or abandonment of the Premises shall, at Landlord’s option, be deemed to have been abandoned and to have become the property of Landlord to dispose of as Landlord deems expedient; Tenant agrees that expenses to be reimbursed by Tenant to Landlord upon demand, include court costs, attorneys’ fees and storage charges relating to such property. Landlord may, at its option, sell said property at private sale without notice or legal process, for such price as Landlord may obtain, and apply the proceeds of such sale to any amounts due under this Lease from Tenant to Landlord, including expenses incident to the removal and sale of such property, or Landlord may otherwise dispose of such property.

9.	Improvements and Alterations by Tenant

Tenant shall have the right to make (1) “Cosmetic Alterations” and (2) alterations that cost less than $75,000 without Landlord’s consent. For purposes of the Lease, “Cosmetic Alterations” are those alterations that satisfy all of the following criteria: (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Building; (c) will not affect the Base Building, and (d) that such improvements are in accordance with all governmental laws, rules, regulations, ordinances and requirements. All other alterations shall be subject to Landlord’s reasonable consent, which consent shall not withheld or conditioned unless the making or installation of the improvements or alterations (a) adversely affects the Building Structure; (b) adversely affects the Building Systems; (c) do not comply with applicable laws; (d) affect the exterior appearance of the Building; or (e) would unreasonably interfere with the normal and customary business operations of the other tenants in the Building.

Notwithstanding, prior to commencing the work pursuant to this Section of the Lease, Tenant will inform Landlord in writing of all such alterations and perform the duties outlined in the Lease so as to insure proper coordination with building operations and other building occupants. Landlord may require Tenant to remove such Cosmetic Alterations and restore the Premises to the condition they were in at the

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commencement of the term at the expiration or earlier termination of the Lease. In addition, Tenant shall indemnify and hold harmless Landlord from all costs and expenses of such work as further provided for in the Lease.

As conditioned above, Tenant may make, at its expense, such additional improvements or alterations to the Premises as it may deem necessary or desirable; provided, however, that any repairs, improvements or alterations by Tenant shall be done only at times and in conformity with plans and specifications approved in advance in writing by Landlord, by a licensed contractor approved in advance in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and in accordance with all laws, rules, regulations, ordinances and requirements of governmental agencies, offices and boards having jurisdiction. Landlord shall specify in its approval (or, where no approval is required, upon Tenant’s written request) whether Landlord shall require Tenant to remove such improvement or alteration at the expiration or earlier termination of the Lease. Tenant will pay directly or reimburse Landlord for any cost incurred by Landlord in obtaining said approval(s). If requested by Landlord, Tenant will post a bond or other security reasonably satisfactory to Landlord to protect Landlord against liens arising from work performed for Tenant. All work performed shall be done in workmanlike manner and with material (when not specifically described in the specifications) of the quality and appearance customary in the trade for first-class construction of the type in which the Premises are located, and shall become the property of Landlord. Landlord may require Tenant to remove any improvements or alterations made by Tenant or at Tenant’s request at the expiration of the term, and to restore the Premises to the condition they were in at the commencement of the term. The foregoing shall not apply to any work performed by Tenant in the Premises as part of the initial Tenant Improvement package, the subsequent addition of the 2,000 square feet as set forth in Section 1 of Exhibit E of this Lease (together, “Excepted Improvements”), which Excepted Improvements Landlord has approved to remain in the Premises after expiration or earlier termination of this Lease.

10.	Use of Premises

10.1	Permitted Use. Tenant shall use the Premises for the purpose set forth in Section 1.p., and Tenant hereby agrees that, by taking possession of the Premises, it has determined to its satisfaction that the Premises can be used for those purposes. Tenant waives any right to terminate this Lease if the Premises cannot be used for such purposes. The Premises may not be used for any other purpose without Landlord’s prior written consent.

10.2	Restrictions on Use.

(a)	Tenant, at its sole expense, shall cause the Premises and all aspects of its business operations and occupancy of the Premises to be continuously in compliance with all laws, ordinances, and regulations, now or hereinafter enacted, concerning the Premises or the Building, and in compliance with the Certificate of Occupancy issued for the Building. Tenant shall not do, bring, or keep anything in or about the Premises that will cause an increased premium for or cancellation of any insurance covering the Building; provided, however, that if Tenant causes any such increase in insurance premium, Tenant shall pay or reimburse Landlord for the entire amount of any such increase. Tenant shall not use the Premises in any manner that will constitute waste, nuisance or unreasonable annoyance to other tenants in the Building, nor shall Tenant do anything that will cause damage to such Building. Tenant shall not place upon or install in windows or other openings, or in interior hallways, or on the exterior of the Premises any signs, symbols, drapes or other materials without prior written approval of Landlord. Tenant shall not permit floor loading in excess of the pounds per square foot limitation which Landlord notifies Tenant is the maximum permissible for the Premises.

(b)

Tenant shall not generate, handle, store, or dispose of any Hazardous Substance on, under, or in the Premises, the Building, or the real property upon which the Premises are situated. As used herein, the term “Hazardous Substance” means any hazardous, toxic, or

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dangerous substance, waste, or material, which is or becomes regulated under any federal, state or local statute, ordinance, rule, regulation, or other law now or hereafter in effect pertaining to environmental protection, contamination, or cleanup, including, without limitation, any substance, waste, or material, which now or hereafter is designated as hazardous in or for the purposes of any federal, state or local statute, ordinance, rule or other regulation, other than small quantities of cleaning or other/industrial supplies as are customarily used by a tenant in the ordinary course in a general office facility. Tenant agrees to hold harmless, indemnify, and defend Landlord from and against any damage, loss, claim, or liability resulting from any breach of this covenant, including any attorneys’ fees and costs incurred. This indemnity shall survive the termination of this Lease, whether by expiration of the term or otherwise.

(c)	Landlord agrees to defend, indemnify, and hold Tenant, their agents, representatives, officers, shareholders, directors and employees and its successors and assigns (collectively, the “Tenant Indemnities”), harmless against any and all liabilities, including but not limited to, losses, damages, actions, costs, attorneys fees, consultants and experts and other expenses of any nature whatsoever which the Tenant Indemnities may sustain, suffer, or incur or which may be asserted against any of the Tenant Indemnities, or on account of any grounds whatsoever, including without limitation, any suit, administrative proceeding, citation, remediation demand or judgments by any person or entity arising out of any past or future spillage, release, discharge, disposal, or placement in or upon the air, soil or water in, under or upon the Property by anyone other than Tenant during the term of this Lease of any Hazardous Substance.

10.3	Common Areas. Landlord gives to Tenant and its employees, authorized representatives and business invitees a non-exclusive right to reasonable use and enjoyment of the common areas of the Building, subject to Landlord’s rights set forth in this Lease. Tenant shall be entitled to parking in common with other Tenants or Landlord. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord may promulgate rules relating to use of the parking facilities, in which case Tenant shall abide thereby. If Landlord promulgates rules relating to the use of the parking facilities, Landlord may monitor compliance with such rules, but shall not be obligated to do so, and no rules relating to the use of the parking facilities shall affect Tenant’s parking ratio as set forth in Section 10.4 below.

10.4	Parking.

(a)	Parking Spaces. Tenant shall have the right to four (4) Parking Spaces, rounded to the lowest whole number for each thousand (1,000) useable square feet of the initial leased Premises throughout the initial term of the Lease and any extensions thereto. Included in this total will be: (i) thirteen (13) reserved stalls located in the covered parking area (“Under Building Parking Area”) and shall be available at a cost of one hundred dollars ($100) per stall per month for the first five (5) years of the Lease and adjusted to market each year thereafter, provided at no time during the Lease Term shall Tenant be entitled to fewer than thirteen (13) of such stalls; and (ii) Landlord shall designate and provide signage to identify four (4) of the total Parking Spaces located as close as reasonably possible to the building entrance for Captaris’ visitors’ use only. Upon expansion or contraction of the leased Premises if allowed for under the Lease, Tenant’s allocation of Parking Spaces will be increased or decreased accordingly to maintain the ratio of Parking Spaces to useable square feet established by this Section 10.4. Unreserved surfaced parking spaces and the four (4) designated parking spaces shall be provided at no charge to Tenant during the term of this Lease.

(b)

Location and Designation. Landlord shall issue an authorization (a “Parking Permit”) which may include parking stickers or tags in a number equal to the number of parking spaces allowed in Section 10.4(a) above, including for the Under Building Parking Area.

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Each Parking Permit will authorize parking for one (1) car, twenty-four (24) hours a day, seven days a week. Landlord may designate, subject to change from time to time, certain areas within the Under Building Parking Area within which each car may be parked, and Tenant shall observe such designations. Tenant shall observe all reasonable rules and regulations promulgated by Landlord from time to time concerning the use of the Under Building Parking Area and shall supply such additional information relating to persons authorized to use the Under Building Parking Area as may be reasonable requested by Landlord from time to time, including automobile license numbers.

(c)	Charges. The monthly charge for the Parking Permit(s) to be provided Tenant by Landlord shall be the amount set forth in Section 1.i of the Lease. Such rate shall be in effect upon the Commencement Date of the Lease, subject to adjustment during each year of the Lease term. The adjustment shall be based upon the comparable market rate for parking stalls for other comparable office buildings in the Bellevue area.

11.	Maintenance, Management and Services

11.1	Landlord covenants and agrees with Tenant to cause public utilities to furnish electricity, water and sewer utilized in operating all normal facilities serving the Premises; and to furnish Tenant during Tenant’s occupancy of the Premises:

(a)	Hot and cold water at those points of supply provided for general use of other tenants in the Building; central heating and air conditioning in season, at such times as Landlord normally furnishes these services to other tenants in the Building, and at such temperatures and in such amounts as are considered by Landlord to be standard, provided that during weekends, holidays, and weekdays at other than normal hours for the Building such services shall be provided only upon request of Tenant and if reasonably available, in which case Tenant shall bear the entire cost thereof; routine maintenance, painting and electric lighting service for all public areas and special service areas of the Building in the manner and to the extent deemed by Landlord to be standard.

(b)	The Building has sufficient HVAC to meet general office requirements during normal office hours. After hours HVAC service shall be available 24 hours per day at an hourly rate, which may be adjusted during the term of the Lease based on the cost of power and any additional maintenance needed, but which at all times shall be equal to Landlord’s actual out of pocket costs. Tenant agrees that all routine maintenance and repairs of the HVAC will be part of the Building Operating Expenses and that Landlord will replace the system if required during the initial Lease Term, at its sole cost and expense.

(c)	Janitorial service on a five (5) day week basis; provided, however, if Tenant’s leasehold improvements are not consistent in quality and quantity with the leasehold improvements deemed by Landlord to be standard in the Building, Tenant shall pay any additional cleaning cost attributable thereto as additional rent.

(d)	Electrical facilities to provide sufficient capacity to serve the low voltage electrical power outlet loads of the leased Premises, provided that if Tenant’s consumption exceeds 5 watts per useable square foot for power outlet loads, then the cost of such consumption beyond said standard shall be paid by Tenant.

(e)	Building Standard lamps, bulbs, starters and ballasts used throughout the Premises. Tenant agrees to reimburse Landlord for the cost and expense of maintaining, repairing and replacing non-Building Standard lighting.

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(f)	Security for the Building; provided, Landlord shall not be liable to Tenant for loss, damage, or injury due to theft, burglary or other criminal act, or for damage or injury caused by any person.

11.2	In the event Tenant desires any of the aforementioned services in amounts in excess of those deemed by Landlord to be standard for the Building, and in the event Landlord elects to provide such additional quantities, Tenant shall pay Landlord as additional rent hereunder the cost of providing such additional quantities.

11.3	Failure by Landlord to any extent to furnish any service, or any cessation thereof, resulting from causes beyond the reasonable control of Landlord, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any of the equipment or machinery utilized in supplying the services described herein break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no right to terminate this Lease, and shall have no claim for rebate or abatement of rent or damages, on account of any interruption in service occasioned thereby or resulting therefrom.

12.	Tenant Maintenance

By entry hereunder, Tenant accepts the Premises as being in good and sanitary order, condition and repair. Tenant shall, at its expense, clean, maintain and keep in good and sanitary order, condition and repair throughout the term of this Lease the Premises, ordinary wear and tear, and damage due to casualty excepted, and all appurtenances, including, without limitation, signs, windows, doors, skylights and trade fixtures, except to the extent that any such obligation shall have been expressly undertaken by Landlord pursuant to the terms of this Lease.

13.	Liens

Tenant shall keep the Premises, and the real property upon which the Premises are situated, free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Landlord shall have the right at all reasonable times to post on the Premises any notices which it deems necessary for its protection from such liens. If any such liens are filed, Landlord may, without waiving its rights and remedies based on such breach by Tenant and without releasing Tenant from any of its obligations hereunder, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord upon demand, any sum paid by Landlord to remove such liens, together with interest at the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permissible by law from the date of such payment by Landlord.

14.	Insurance

Throughout the term of this lease, Landlord may, subject to reimbursement as provided for in Section 5.2 of the Lease, maintain “all risks” property insurance coverage including “loss of rents”, “business interruption/ extra expense” and any other coverages deemed necessary by Landlord or Landlord’s lender. Tenant assumes the risk of loss to its improvements, furnishings, trade fixtures, equipment and supplies which shall not be insured under the above policy and for which Landlord shall not be responsible. The deductibles under both Landlord’s and Tenant’s property insurance policies are their own responsibilities respectively.

Throughout the term of the Lease, Tenant shall provide and maintain Commercial General Liability insurance, issued in a form and by an insurer satisfactory to Landlord, covering all operations by or on behalf of Tenant on an occurrence basis against claims for bodily injury, personal injury, advertising injury and property damage. Such insurance shall have the following minimum limits:

$2,000,000	General Aggregate
$2,000,000	Products/Competed Operations Aggregate
$1,000,000	Personal and Advertising Injury Limit
$1,000,000	Each Occurrence Limit
$200,000	Fire Damage, Per Fire
$10,000	Medical Expense, Per Person

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Before Tenant occupies the Premises, and at each policy renewal thereafter, Tenant shall provide Landlord with a certificate of insurance which demonstrates these required insurance limits and coverages, specifically including:

•	At least 45 days notice to the Landlord of policy cancellation;

•	Landlord being added to the policy as an additional insured;

•	The policy including a “waiver of subrogation” against Landlord;

•	The policy being “primary and non-contributory” to any other coverage which Landlord may carry.

15.	Indemnification and Exculpation of Landlord

15.1	Tenant shall indemnify, defend, and hold Landlord harmless from all claims arising from Tenant’s use of the Premises or the conduct of its business, or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises or the Building. Tenant shall further indemnify, defend, and hold Landlord harmless from all claims, liabilities, costs, attorneys’ fees and expenses arising from any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease, or arising from any act or omission of Tenant or of its agents or employees. Tenant’s obligation to indemnify Landlord under this Subsection 15.1 includes an obligation to indemnify for losses resulting from death or injury to Tenant’s employees, and Tenant accordingly hereby waives any and all immunities it now has or hereafter may have under any Industrial Insurance Act, or other worker’s compensation, disability benefit or other similar act which would otherwise be applicable in the case of such an indemnity claim against Tenant. Tenant’s obligation to indemnify Landlord under this Section 15.1 does not include losses to the extent due to negligence Landlord. In case any action or proceeding shall be brought against Landlord by reason of any claim covered by this Section 15.1, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of and waives any claims Tenant might have in respect to, damage to property or injury to persons in, upon or about the Premises from any cause whatsoever, except that which is caused by the failure of the Landlord to observe any of the terms and conditions of this Lease where such failure has persisted for an unreasonable period of time after written notice of such failure. Nothing contained herein shall obligate Tenant to indemnify Landlord against its negligence or willful acts, for which Landlord shall indemnify Tenant.

15.2	Neither Landlord nor any partner, director, officer, agent or employee of Landlord shall be liable to Tenant, or its partners, directors, officers, contractors, agents, employees, invitees, sublessees or licensees, for any loss, injury, or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, except to the extent resulting from the negligence or willful misconduct of Landlord or its employees in the operation or maintenance of the Premises or the Building. Furthermore, neither Landlord, nor any partner, director, officer, agent or employee of Landlord shall be liable (i) for any such damage caused by other tenants or persons in or about the Building, or caused by quasi-public work; or (ii) for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein, by Tenant or any person claiming through or under Tenant.

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16.	Waiver of Subrogation

All policies of insurance required hereunder shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss. Landlord and Tenant waive any rights of recovery against the other for injury or loss due to hazards covered by policies of insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby.

17.	Destruction

In the event the Premises are destroyed or injured by fire or earthquake or other casualty, to the extent that they are untenantable in whole or in part, then Landlord may, at Landlord’s option, proceed with reasonable diligence to build and restore said Premises or such part thereof, provided that within thirty (30) days after such destruction or injury Landlord shall notify Tenant in writing of Landlord’s intention to do so, which notice shall also set forth Landlord’s estimated time frame for complete restoration of the Premises. If more than forty percent (40%) the Premises is unuseable and Landlord’s notice provides that repairs necessary to complete restoration of the Premises cannot be made within two hundred and seventy (270) days, or in the event Landlord commences restoration of the Premises and does not complete the same within two hundred and seventy (270) days from the date Landlord commences restoration, Tenant may terminate the Lease effective upon Landlord’s receipt of Tenant’s notice. During the period from destruction or damage to restoration, the rent shall be abated in the same ratio as that portion of the Premises which Landlord determines is unfit for occupancy bears to the whole Premises. If the Landlord shall fail to notify Tenant, then this Lease shall, at the expiration of the time for the giving of notice as herein provided, be deemed terminated.

If Landlord elects not to repair or rebuild as set forth above, this Lease shall terminate without further notice, and all amounts paid or payable by Tenant to Landlord shall, where applicable, be prorated accordingly. Tenant shall vacate the Premises and all further obligations of both parties hereunder shall cease (other than those which shall theretofore have accrued), effective as of the date on which Tenant vacates the Premises.

18.	Condemnation

If all or part of the Premises are taken under power of eminent domain, or sold under threat of the exercise of said power, this Lease shall terminate as to the part so taken as of the date the condemning authority takes possession. In case of a taking of part of the Premises, or a portion of the Building not required for the reasonable use of the Premises, then this Lease shall continue in full force and effect and the rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such rent reduction to be effective as of the date possession of such portion is delivered to the condemning authority. Any award for the taking of all or part of the Premises under the power of eminent domain, including payment made under threat of exercise of such power, shall be the property of Landlord, whether made as compensation for diminution in value of the leasehold, for the taking of the fee, or for severance damages; provided, that Tenant shall be entitled to any award for loss of or damage to Tenant’s trade fixtures and removable personal property and any award for Tenant’s moving expenses.

19.	Assignment, Subletting and Succession

19.1

Tenant shall have the right to assign, let or sublet this Lease or the Premises, or any part of either, during the initial Lease Term after obtaining the prior written consent of Landlord, not unreasonably withheld, conditioned or delayed. Landlord’s consent will be provided after a review of the financial strength of the assignee, which must be equal to or stronger than that of the Tenant. This Lease shall not be assignable by operation of law. No consent shall be required for the occupancy of all or a part of the Premises by a parent, subsidiary, or affiliated company of Tenant or of Tenant’s parent or of Tenant’s subsidiary provided the entity has equal or greater financial strength or Tenant provides a commercially reasonable form of guaranty for the performance of assignee pursuant to the terms and conditions of this Lease. Except as set forth

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above, if Tenant is a corporation, any transfer of this Lease from Tenant by merger, consolidation or liquidation, or any change in ownership, or power to vote the majority of the outstanding voting stock of Tenant, shall constitute an assignment for purposes of this Section; or if Tenant is a partnership or proprietorship, a transfer of a controlling interest in such partnership or proprietorship shall constitute an assignment for purposes of this Section.

19.2	If Tenant at any time desires to assign this Lease or to sublet the Premises, it shall first notify Landlord in writing of its desire to do so, and Tenant may thereafter assign this Lease or sublet as proposed, provided Landlord consents thereto, pursuant to Subsection 19.1 above, but at a rental not less than offered to Landlord in the notice and not later than ninety (90) days after delivery of the aforesaid Tenant’s notice to Landlord unless further notice is given. Landlord shall be entitled to share in any and all sublease profit created by an assignment or sublease on a 50/50 basis once Landlord and Tenant have recovered their reasonable expenses associated with subleasing or assigning. Reasonable expenses shall include but not be limited to tenant improvement costs, brokerage commissions, architectural & engineering fees and legal fees.

20.	Rules and Regulations

Tenant shall use the Premises and the common areas of the Building in accordance with such reasonable rules and regulations as may from time to time be adopted by Landlord for the general safety, care and cleanliness of the Premises or the Building, and the preservation of good order and convenience therein, and shall cause Tenant’s employees, agents, invitees and visitors to abide by such rules and regulations.

21.	Defaults - Remedies

21.1	Default by Tenant. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

(a)	Vacation or abandonment of Premises without payment of rent;

(b)	Failure by Tenant to make any payment required as and when due, when such failure shall continue for a period of ten (10) business days after such payment is due;

(c)	Failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease, other than the making of any payment, where such failure shall continue for a period of thirty (30) days after written notice from Landlord, provided in the event that cure cannot reasonably be performed within such thirty (30) day period, it shall not be a default if Tenant commences cure within such thirty (30) day period and thereafter diligently prosecutes same to completion;

(d)	The repeated failure by Tenant to make any payment or perform any of the materially substantial covenants, conditions or provisions of this Lease at such time or in the manner provided, and beyond any applicable cure periods;

(e)	(i) The making by Tenant of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless in the case of a petition filed against Tenant and the same is dismissed within thirty (30) days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease.

21.2	Remedies. In the event of any such material default or breach, Landlord may at any time, without waiving or limiting any other right or remedy, re-enter and take possession of the Premises or terminate this Lease, or pursue any remedy allowed by law. Tenant agrees to pay Landlord the costs of recovering possession of the Premises, the expenses of reletting, and any other costs or damages arising out of the Tenant’s default. Notwithstanding any re-entry or termination, the liability of the Tenant for all sums Tenant is obligated to pay hereunder for the balance of the term of the Lease shall not be extinguished, and Tenant covenants and agrees to make good to Landlord any deficiency arising from reletting the Premises. Tenant shall pay such deficiency each month as the amount thereof is ascertained by Landlord.

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21.3	Default by Landlord. Landlord shall not be in default unless Landlord fails to perform its obligations within thirty (30) days after notice by Tenant, specifying wherein Landlord has failed to perform; provided, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, Landlord shall not be in default if Landlord commences performance within thirty (30) days of Tenant’s notice and thereafter completes performance within a reasonable time; or the repeated failure by Landlord to make any payment or perform any of the materially substantial covenants, conditions or provisions of this Lease at such time or in the manner provided, and beyond any applicable cure periods.

22.	Access

Tenant shall have access to the Premises seven (7) days per week, 24 hours per day, and 365 days per year. After hours access shall require security card access. Landlord reserves and shall at any and all times have the right to enter the Premises to inspect the same, to supply janitorial service and any services to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants, to post notices of nonresponsibility, to alter, improve or repair the Premises or any other portion of the Building, all without being deemed constructive eviction and without abatement of rent. Landlord shall at all times have and retain a key with which to unlock all doors and gates in the Premises, excluding Tenant’s vaults and safes. No re-keying of doors or gates shall be done without Landlord’s prior written approval. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors and gates in an emergency in order to obtain entry to the Premises. It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to herein by Landlord.

23.	Mortgages, Deeds of Trust - Priority and Attornment

23.1	It is understood and agreed that Landlord may mortgage, or grant deeds of trust with respect to the Premises or the Building. Tenant agrees to execute, at the request of Landlord, such reasonable estoppel certificates as may be required by a mortgagee or beneficiary of a deed of trust stating that the Lease is in full force and effect and the dates to which rent and other charges have been paid.

23.2	This Lease shall be subject and subordinate to any mortgages or deeds of trust now a lien upon the Premises, and to any or all advances to be made or amounts owing thereunder, and all renewals, replacements or consolidations and extensions thereof. This Lease also shall be subject and subordinate to any mortgages or deeds of trust that may hereafter be placed upon the Premises and to any or all advances to be made or amounts owing thereunder, and all renewals, replacements, consolidations and extensions thereof, provided that the mortgagee named in said mortgage or the beneficiary named in said deed of trust shall agree to recognize the Lease of Tenant in the event of foreclosure if Tenant is not in default. Tenant shall execute and deliver whatever instruments may be required from time to time by any mortgagee or deed of trust beneficiary for any of the foregoing purposes, and in the event Tenant fails so to do within ten (10) days after demand, Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact and in its name and place so to do.

23.3	Landlord shall have the right to request current quarterly financial statements, in which case such statement shall be delivered within five (5) days from receipt of notice by Tenant.

23.4	With respect to any future mortgages, deeds of trust or other liens entered into by Landlord or any future ground leases (collectively “Landlords Mortgagee”), a Subordination, Non-disturbance and Attornment agreement (“SNDA”) acceptable to Landlord’s Mortgagees shall be obtained from Landlord’s Mortgagees for the term of the Lease, and a copy of such SNDA shall be delivered concurrently with the execution of the Lease, or as soon as practicable when refinancing is effected. This provision is in addition to Section 23 of the Lease.

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24.	Notices

Any notice required or permitted hereunder must be in writing and shall be effective when personally delivered, or mailed by certified mail, return receipt requested, or delivery of such notice to a nationally recognized overnight courier service, return receipt requested or the equivalent, addressed to Tenant or to Landlord at the address for such Party designated in Section 1 of this Lease. Notices sent as aforesaid shall be deemed given on the date of such mailing. Either Party may specify a different address for notice purposes by written notice to the other, except that Landlord may in any event use the Premises as Tenant’s address for notice purposes.

25.	Amendment - No Waiver

All the terms, covenants and conditions effective between Landlord and Tenant are set forth herein. This Lease shall not be amended or modified except in writing signed by both Parties. Failure to exercise any right in one or more instances shall not be construed as a waiver of the right to strict performance or as an amendment of this Lease.

26.	Attorneys’ Fees, Costs

In the event either Party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of any sums due under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or eviction of Tenant during said term or after the expiration thereof, the substantially prevailing Party shall be entitled to reasonable attorneys’ fees and all costs incurred in connection therewith, including, without limitation, the fees of accountants, appraisers and other professionals, whether at trial, on appeal or without resort to suit.

27.	Vacation of Premises - Holding Over

Upon not less than sixty (60) days prior written notice from Landlord given at any time prior to the expiration of the term of this Lease, Tenant shall promptly vacate the Premises on or before the last day of the term hereof, leaving the Premises in the condition described in Section 31 hereof. If Tenant holds over after the expiration or earlier termination of the term hereof without the express written consent of Landlord, Tenant shall become a Tenant at sufferance only and otherwise subject to the terms, covenants and conditions herein specified, insofar as applicable, except that Base Monthly Rent shall equal the greater of Landlord’s scheduled Base Monthly Rent for the Premises, or one hundred fifty percent (150%) of the Base Monthly Rent in effect upon the date of such expiration or termination, and Tenant shall also pay its share of then current Additional Rent, all prorated on a daily basis. Acceptance by Landlord of rent after such expiration or termination shall not result in a renewal of this Lease. The foregoing provisions of this Section 27 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law. Tenant hereby indemnifies and agrees to hold harmless Landlord from all loss, injury or liability arising from Tenant’s failure to surrender the Premises upon the expiration or termination of this Lease despite demand to do so by Landlord, including without limitation, any claim made by any succeeding Tenant founded on or resulting from such failure to surrender and all attorneys’ fees and costs thereby incurred by Landlord.

Notwithstanding the above, with written notice given by Tenant at least one hundred and eighty (180) days and not more than three hundred and sixty (360) days prior to lease expiration, Tenant will be allowed to holdover in the Premises for a period of three (3) months at 125% of Tenant’s then current Base Rent at the expiration or earlier termination of the Lease.

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Should Tenant, or any of its successors in interest, holdover in the Premises or any part thereof after the expiration or earlier termination following said three (3) months, such holding over shall constitute and be construed as a tenancy from month to month only, at a monthly rent equal to one hundred and fifty percent (150%) of the Base Rent owed during the final month of the term of the Lease, which said month to month tenancy is subject to termination by either party with 30 days written notice.

28.	Brokers

Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except as may be identified in Section 1.q. of this Lease, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm, and Tenant shall indemnify and hold Landlord harmless from and against any liability in respect thereof. Notwithstanding the foregoing, in the event a Lease transaction is completed between the parties for a term of not less than seven (7) years, Landlord agrees to pay a commission to Tenant’s agent in an amount equal to $6.00 per rentable square foot. The real estate commission shall be payable one-half (1/2) upon receipt from lender of the first draw related to tenant improvements for the space and one-half (1/2) upon occupancy. Landlord and Tenant acknowledge Cushman & Wakefield of Washington, Inc. is serving as Tenant’s sole and exclusive agent and is working on behalf of Tenant in connection with this transaction. Landlord and Tenant agree Cushman & Wakefield of Washington, Inc. will be paid a commission for real estate brokerage services by Landlord.

29.	Intentionally Omitted.

30.	Successors and Assigns

Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns. In the event Landlord shall sell or otherwise convey its title to the Premises, after the effective date of such sale or conveyance Landlord shall have no further liability under this Lease to Tenant except as to matters of liability which have accrued and are unsatisfied as of the date of sale or conveyance, and Tenant shall seek performance solely from Landlord’s purchaser or successor in title.

31.	Surrender of Premises

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies. Upon the expiration or termination of this Lease, Tenant shall peaceably surrender the Premises and all of the alterations and additions thereto, leave the Premises broom clean and in good order, repair and condition and all building and life safety systems fully functional, reasonable wear and tear excepted, and comply with the provisions of Sections 8 and 9. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

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32.	Performance by Tenant

All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money owed to any party other than Landlord, for which it is liable hereunder, or if Tenant shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) business days after notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from its obligations, make any such payment or perform any such other act to be made or performed by Tenant. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the lesser of one and one-half percent (1-1/2%) per month or the maximum rate permissible by law, from the date of such payment by Landlord, shall be paid to Landlord on demand.

33.	Identification of Tenant

If more than one person executes this Lease as Tenant; (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (ii) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally. The act of or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed. If Tenant is a corporation, Tenant will deliver to Landlord, contemporaneously with this Lease, an authorizing resolution by Tenant’s Board of Directors, authorizing the person(s) executing this Lease to do so, or other evidence of such person(s) authority as is reasonably satisfactory to Landlord.

34.	Execution Required

Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for Lease, and is not effective as a Lease or otherwise, until execution by and delivery to both Landlord and Tenant.

35.	Time

Time is of the essence with respect to the performance of this Lease.

36.	Prior Agreements

This Lease contains all of the agreements of the Parties hereto with respect to any matter covered or mentioned in the Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to, except by an agreement in writing signed by the Parties hereto or their respective successors in interest.

37.	Severability

Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair, or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

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38.	Recording

Neither Landlord nor Tenant shall record this Lease, or any memorandum thereof, without the written consent of the other.

39.	Venue

Landlord and Tenant hereby agree that venue of any action between parties relating to this Lease shall be in King County, Washington, unless Landlord elects otherwise.

40.	Additional Terms

40.1	Tenant Improvements. Landlord shall construct the Tenant Improvements in accordance with the Work Letter Agreement attached hereto as Exhibit C. Landlord shall provide a one (1) year warranty from and after the date of Tenant’s occupancy of the Premises (the “Warranty Period”) that the Tenant Improvements have been completed in accordance with the Work Letter Agreement set forth in Exhibit C and against defects in workmanship or materials during the Warranty Period.

40.2	Addendum. All other Additional Terms are set forth on the attached Exhibit E.

IN WITNESS WHEREOF, the Parties hereto have executed this Lease the day and year first above written.

TENANT: Captaris, Inc.		LANDLORD: M&M Real Estate Strategies, LLC

Date:	SEPTEMBER 12, 2007	Date:	SEPTEMBER 10, 2007

By:	DAVID P. ANASTASI	By:	MARK WEED

Its:	PRESIDENT & CEO	Its:	CO-MANAGER

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(Acknowledgement for Limited Liability Company)

STATE OF WASHINGTON	)
)
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that                                                              , is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute said instrument, and acknowledged it as a                                          of M&M Real Estate Strategies, LLC, a limited liability company, to be the free and voluntary act of such party for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this          day of                     , 2007.

Notary Public

in and for the State of Washington, residing at	.

My Commission Expires	.

Final I-405 CAPA Lease 9-12-07

STATE OF WASHINGTON	)
)
COUNTY OF KING	)

ON THIS          DAY OF                     , 2007, before me personally appeared                                          to me known to be the                                          of Captaris, Inc.                                         , the corporation that executed the within and forgoing instrument and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated he was authorized to execute said instrument, and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Notary Public

in and for the State of Washington, residing at	.

My Commission Expires	.

Final I-405 CAPA Lease 9-12-07

EXHIBIT A

I-405 CORPORATE CENTER

LEGAL DESCRIPTION

PARCEL A:

THAT PORTION OF THE FOLLOWING DESCRIBED PROPERTY, LYING EASTERLY OF SECONDARY STATE HIGHWAY NO. 2-A (PRIMARY STATE HIGHWAY NO. 1)

THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 32, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M., IN KING COUNTY, WASHINGTON;

AND THE SOUTH HALF OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 32, TOWNSHIP 25 NORTH, RANGE 5 EAST, W.M., IN KING COUNTY, WASHINGTON;

EXCEPT THAT PORTION THEREOF CONDEMNED FOR SECONDARY STATE HIGHWAY NO. 2-A, MIDLAKES TO KIRKLAND, IN KING COUNTY COURT CASE NO. 462645;

AND EXCEPT THAT PORTION OF THE SOUTH 200 FEET THEREOF LYING EAST OF THE EASTERLY LINE OF SAID CONDEMNED STRIP;

AND EXCEPT THAT PORTION THEREOF CONVEYED TO THE STATE OF WASHINGTON FOR SECONDARY STATE HIGHWAY NO. 2-A BY DEED RECORDED UNDER RECORDING NO. 3208351;

PARCEL B:

TOGETHER WITH AN EASEMENT FOR A COMMON DRIVEWAY ON THE SOUTH 20 FEET OF THE WEST 240 FEET OF THE EAST 290 FEET OF THE NORTHEAST QUARTER OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 32, TOWNSHIP 25 NORTH, RANGE 5 EAST W.M., IN KING COUNTY, WASHINGTON.

Please Initial _______

EXHIBIT B

THE PREMISES

Floors 2, 3, 4 and a portion of Floor 5

Plans to be attached

Please Initial _______

EXHIBIT B-1

THE FINAL AGREED PLANS

To be attached

The Final Agreed Plans will be developed in accordance with the work letter and building standards, per tenants request and subject to Landlord’s approval, not to be unreasonably withheld.

Please Initial _______

EXHIBIT C

I-405 CORPORATE CENTER

WORK LETTER AGREEMENT

September 10, 2007

Mr. Peter Papano

CFO

Captaris, Inc.

10885 NE 4th Street

Suite 400

Bellevue, WA 98004

Dear Mr. Papano:

Captaris, Inc, (hereinafter called “Tenant”) and M & M Real Estate Strategies, LLC (hereinafter called “Landlord”) are executing this Work Letter Agreement in conjunction with a written Lease dated September 10, 2007 (the “Lease”) on the Second, Third, and Fourth Floors and portion of the Fifth Floor as described in the Lease in the building known as the I-405 Corporate Center, 301 116th Avenue SE, Suite 105, Bellevue, WA. This Work Letter Agreement is supplemented by that a revised Test-Fit provided to Landlord by Tenant on July 20, 2007 and previously qualified and clarified in the Letter of Intent to Lease signed by Tenant on July 11, 2007 and further clarified by the Revised Preliminary Captaris’ Tenant Improvement Adjustments, Upgrades and Revisions, Exhibit C-1, dated September 7, 2007. As further consideration to entering into the Lease, the Landlord and Tenant mutually agree to the following conditions of this Work Letter Agreement and to work together to come to a mutually acceptable outcome as it relates to the Tenant’s Space:

1.	THE WORK

a.	Except to the extent otherwise provided in this Work Letter Agreement, Tenant may select an architect of Tenant’s choice to provide space planning and design for architectural services, which includes construction documents, and fully engineered drawings required for the performance of the tenant improvement work (hereafter referred to as “the Work”). Landlord shall contribute $1.50 per rentable square foot to pay for space planning, construction drawings, permit set drawings and City assistance and construction management. Any additional cost incurred for these services shall be borne by Tenant. The final documents shall consist of architectural, mechanical, and electrical plans, including plans and specifications for Tenant’s partition layout, reflected ceiling, heating, ventilating and air conditioning, and location of electrical and telephone outlets. In addition, the selected Architect shall submit to the city for the building permit and shall assist Landlord in obtaining the appropriate permits. Landlord at its cost shall provide construction improvements described within the Final Agreed Plans. Tenant agrees to cooperate with Landlord and Architect in the completion of the Work by responding to Landlord and Architect’s requests for information in a timely fashion

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The following shall be included as part of the Work as agreed to in the Letter of Intent to Lease (LOI) signed July 11, 2007 and the mutually agreed upon floor plans and work letter specifications therein as qualified by the LOI:

•	Landlord shall provide Tenant with an allowance not to exceed $18,000 for audio-visual electrical equipment to be used in the space.

•	Carpet and wall covering selection shall be mutually approved by Landlord and Tenant.

•	Ceiling tiles shall be repaired/replaced as needed.

•	Voice and data cabling with plan subject to Landlord approval.

•	Existing 2’x4’ 18 cell parabolic light fixtures will be used and additional new 2’x4’ 18 cell parabolic light fixtures will be provided and installed by Landlord as required.

•	Tenant will cooperate with Landlord to locate the server room and other special use rooms in the most cost effective location in building at Landlord’s expense.

•

Landlord shall also be responsible for the reasonable and comparable cost associated with building Tenant’s Premises on Floor 5 once the 2,045 square feet becomes available. Tenant shall not incur any costs regarding the reconfiguration that is required for furniture relocation, cabling, and collapsing of the corridor to bring Floor 5 back to a single floor tenancy.

•

Tenant may install an outside generator and UPS, provided that it is: 1) compatible with landlord’s existing systems, 2) is done at tenant’s expense and, 3) is installed in a manner to not interfere with other work that is being done by the General Contractor or their subcontractors.

b.	“Plans and Specifications” are defined as those construction drawings and specifications which are prepared by Landlord’s Architect in accordance with this Work Letter Agreement and which present a full and complete accounting of the scope of the Work to be performed by Landlord as well as any of Tenant’s Additional Work.

c.	“Final Agreed Plans” are defined as those Plans and Specifications which have been reviewed and approved by both Landlord and Tenant and signed by Tenant as provided for in Section Two (2) of this Work Letter Agreement.

d.	Tenant may request Landlord to perform additional work (hereafter referred to as “Tenant’s Additional Work”) different from or in addition to the Work set forth on the Final Agreed Plans, except Tenant may not make any modification to the Work without Landlord’s prior written consent. Any additional cost, including but not limited to the cost of architectural, mechanical and electrical plans, required permits and labor and materials required in connection with Tenant’s Additional Work will be at Tenant’s sole cost and expense and shall be paid for at the time Tenant authorizes Landlord to perform said work.

e.	Any expenses incurred by Tenant for the selection of wall paint colors, wall coverings, fixtures, non-standard carpeting or tile, and any other decorator items required by Tenant shall be borne by Tenant.

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2.	ADMINISTRATION OF FINAL AGREED PLANS:

a.	Tenant has provided it’s architect with sufficient information to enable it’s architect to prepare Plans and Specifications for the Work and Tenant’s Additional Work, if any.

Information required from Tenant to complete the Plans and Specifications includes, but is not limited to: (i) required dimensions and layout of the Premises; (ii) color and specifications for paint, carpet and all finishes; (iii) standard and non standard electrical, telephone, data cabling requirements; special environmental and electrical requirements including those for office equipment such as computers, phone systems, copy machines, facsimile machines, and appliances such as refrigerators, coffee makers, dishwashers, or microwaves, (iv) any information related to Tenant’s Additional Work, if any. These requirements follow the guidelines set forth in the I-405 Corporate Center Tenant Architectural Handbook.

b.	Preliminary Plans and Specifications shall be completed by Tenant’s Architect and provided to Tenant and Landlord on or before August 31, 2007 for review and pricing and Plans and Specifications for city construction permit submission are to be approved by Tenant and returned to Landlord not later than September 19, 2007 for Landlord’s final review, pricing and consent, not to be unreasonably withheld (submission to City is scheduled for September 21, 2007). Failure by Tenant to provide a timely approval to Landlord of these Plans and Specifications may delay Landlord’s efforts to complete the improvements to the Leased Premises. Such delay caused by Tenant shall not alter the Lease Commencement Date nor release Tenant of its obligation to pay all rents and assessments as they may fall due under the Lease as if the delay had not occurred.

c.	After the Plans and Specifications for city construction permit submission are approved by Landlord and Tenant in writing they become the Final Agreed Plans and shall become a part of the Lease agreement and this Work Letter. In the event the City of Bellevue requests material changes to the final plans and specifications the costs of the required changes shall be borne by the Landlord if they are a result of a preexisting condition(s) specifically related to the base Building and/or the Tenant if the required revision(s) relates to Tenant’s plans and specifications.

d.	Revisions to the Final Agreed Plans, if any, are to be accommodated by Field Change Orders. A “Field Change Order” is a document which outlines the scope of a requested change in the Work as defined by the Final Agreed plans and bears the signature of Tenant and Landlord representatives approving such change in scope. All such plans, specifications, and Field Change Orders shall be approved by Landlord and Tenant prior to being executed or acted upon by the Contractor. In the event the Field Change Order increases the construction cost Tenant shall pay to Landlord 100% of the anticipated increase at the time the Field Change Order is signed by Tenant. Unless such payment is made, Landlord shall not be bound to approve any proposed Field Change Orders and may proceed to complete the Leased Premises in accordance with the Final Agreed Plans and Tenant’s obligations under the Lease shall commence according to the terms of the Lease.

e.	Landlord will have relied exclusively upon the representations made by Tenant, Tenant’s agent(s), and representatives(s) in the development of Tenant’s improvements requirements. Landlord and Tenant agree that the Final Agreed Plans, once approved by Landlord and signed by Tenant, shall represent the complete understanding between Landlord and Tenant as to the scope of improvements to be provided under the Lease and this Work Letter.

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4.	TENANT’S ADDITIONAL WORK

Tenant shall, prior to commencement of construction, pay into an escrow account in favor of Landlord 100% of the cost anticipated by Landlord to be incurred in performing Tenant’s Additional Work including, if any (to be identified prior to commencement of the work). Said funds shall be drawn upon by Landlord to pay for Tenant’s additional work through the course of construction based upon percentage of completion supplied by contractor and approved by Tenant’s architect, within three business days of submittal of draw request, such approval shall not be unreasonably withheld.

ITEM	QUANTITY	COST

In the event Tenant fails to establish and fund the escrow account for Tenant’s Additional Work prior to commencement of construction Landlord shall have the right to complete all Work without being held responsible for the completion of Tenant’s Additional Work.

5.	COMPLETION OF CONSTRUCTION AND RENTAL COMMENCEMENT DATE

It is agreed that Tenant’s obligation to pay Base Monthly Rent and Additional Rent as called for under the Lease shall not commence until Landlord has substantially completed all work to be performed by Landlord as set forth on the Final Agreed Plans. In the event Landlord is delayed in substantially completing said work as a result of: (i) Tenant’s failure to timely furnish information required by and in accordance with the requirements of this Work Letter Agreement; (ii) Tenant’s request for materials, finishes, or installations other than the Work; (iii) Tenant’s changes to the Final Agreed Plans; or, (iv) as a result of any other act or failure to act on the part of Tenant which delays the completion of the work, then such delay shall not alter the Lease Commencement Date nor the Tenant’s obligations under the Lease.

Landlord shall make reasonable efforts to complete the Leased Premises by the Lease Commencement Date. However, Landlord shall not be held liable for any damages incurred by Tenant in the event of a delay due to strikes, governmental regulations, acts of God, or any other causes beyond Landlord’s control.

Tenant shall be a third party beneficiary of landlord’s rights under the construction contract and benefit from contractor-supplied, one-year guarantee to Owner of Captaris’ Tenant Improvements.

This Work Letter Agreement and the subsequent Final Agreed Plans shall constitute the complete construction specifications and no other representations, or oral agreements between the Parties shall be recognized in the event of a dispute between Landlord and Tenant.

Time is of the essence with respect to each of the duties and obligations of Landlord and Tenant set forth in this Work Letter Agreement.

The dates and allowances set forth in the Lease and this Work Letter Agreement are based on the Lease and Work Letter Agreement being signed by both parties prior to September 10, 2007.

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AGREED TO AND ACCEPTED as of the date and year first set forth above.

TENANT	LANDLORD

Captaris, Inc.	M & M Real Estate Strategies, LLC

By:	By:

Its:	Its:

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EXHIBIT C-1

I-405 CORPORATE CENTER

REVISED PRELIMINARY CAPTARIS TENANT IMPROVEMENT

ADJUSTMENTS, UPGRADES AND REVISIONS

Based on Callison Drawings Dated 8/21/07

9/7/2007 (Post Conference Call Version)

Item	Estimated Total Cost of upgrade per Captaris specifications	Original owner allowance/additional contribution (in bold)	Estimated Additional Captaris Expense
SERVER ROOMS/ENGINEERING LABS
HVAC (2 Leibert 15 ton & 2 Leibert 6 ton CRAC Systems)	$220,000	$(70,000)	$150,000
Additional Landlord HVAC Allowance		$(50,000)	$(50,000)
2 Bell & Gossett Pumping Station - (chemical pot feeder, expansion tank & air separator)164 GPH	$110,000	$—	$110,000
Evapco Fluid cooler - Model #ATW36-3F-2	$88,000	$—	$88,000

*Potential savings for consolidating to one server room.			$298,000
*Potential savings for using units comparable to the Leibert system.

HVAC/MECHANICAL
Landlord additional HVAC cost to upgrade VAV box-Staefa/Talon control system (or equivalent)	$132,000	$(132,000)	$—

			$—

ELECTRICAL
550KW generator (incl. switches & distribution) - per Glumac Specifications	$386,000	$—	$386,000
360KW UPS system - per Glumac Specifications	$263,320	$—	$263,320
Tenant outlets for Server & Engineering rooms (50 total ) - outlets and connections (30 server room /20 engineering lab )	$45,865	$(7,000)	$38,865
Office and Cubicle upgrade - (Office - 4 duplex building standard power, 2 duplex isolated ground), (Cubicle - 2 duplex building standard, 1 duplex isolated ground). 6 duplex outlets per 20amp circuit.	$197,650	$(54,000)	$143,650

**Potential deduct of up to $40,000 if dedicated isolated grounds are deleted.			$831,835

COM/DATA
Estimated cost for Captaris Cabling - Tenant Cost / Tenant Contractor	Tenant Cost / Tenant Contractor / TBD	$—	TBD
Landlord credit for Tenant Cabling Allowance (per LOI)	$—	$(38,500)	$(38,500)

			$(38,500)
FIRE/LIFE SAFETY
Server room interlocks - wet sprinkler system	$36,000	$—	$36,000
Add dry chemical FM200 fire suppression system	$49,500	$—	$49,500
Landlord additional cost to upgrade to quick response sprinkler heads	$22,530	$(22,530)	$—

			$85,500
ADDITIONAL ITEMS
New floor plan net savings	$(55,150)	$—	$(55,150)
Add ADA shower/restroom per Callison drawing dated 8/21/07	$16,400	$—	$16,400
Landlord Audio-Visual Equipment Allowance		$(18,000)	$(18,000)
Landlord Architectural/Engineering Allowance (54,855 SF @ $1.50/PSF)		$(82,283)	$(82,283)
			$(139,033)

TOTALS	$1,512,115	$(474,313)	$1,037,802
		WSST	$92,364
LANDLORD NOTES		TOTAL	$1,130,166

SERVER ROOM - Landlord initially provided costs for three (3) Carrier split systems, two (2), five (5) ton systems for the server room and one (1), four (4) ton system for the engineering lab. Specifications were for installation of Carrier Model #40QAC060 (5 ton), and #40QAC048 (4 ton). Cost for the installation was quoted at $70,000 from Air Systems, Inc.

ELECTRICAL - Landlord initially provided costs for two (2) new duplex receptacles for each office (in addition to each existing perimeter duplex) and two new (2) duplex receptacles via power pole to each cubicle. S&E Electric provided a $ 54,000 bid to complete this work.

NEW FLOOR PLAN SAVINGS/ADDITIONS - When comparing the original space plan from Gensler Architects to the new space plan from Callison Architects, the following items were deleted/added to total a net savings to Captaris of $55,150.00. DELETIONS - $83,386 (Eastside Glass) was deleted from the contract price due to a reduction in glass walls and fifteen (15) frameless glass doors. An additional deduction of $5,564 was given for a reduction in built-in furniture when the break-out rooms and lunchroom were reconfigured. Deductions total $88,950. ADDITIONS - 425 lineal feet of wall were added (in place of the glass removed per above and additional per Callison) for an addtional cost of $4,300. Eighteen (18) maple wood frame doors with glass inserts were added for a total cost of $18,000. Relites in the offices were not included in the Gensler drawings. Cost to add 23 relites is $11,500. Total additions are $33,800 leaving a total savings to Captaris in the amount of $ 55,150.

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EXHIBIT D

THE SIGNAGE

Building Standard Signage

Landlord shall install, at Landlord’s sole cost, Building Standard signage on Tenant’s suite entry door and on the building directories. Such signage shall be installed in accordance with specifications provided by Tenant.

Non-Standard Building Signage

Tenant shall have the right to install, at Tenant’s sole cost, Non-Standard Building Signage on Tenant’s suite entry door or on the relite(s), if any, adjacent to Tenant’s suite entry door. In order to maintain design continuity for the Building, Landlord shall retain full discretion to approve or disapprove Non-Standard Building Signage proposed by Tenant.

Tenant shall submit to Landlord, prior to the installation of signage, three copies of the layout for Tenant’s proposed signage including size and spacing for all symbols and letters, and the color and type of lettering to be installed. If the letters or symbols are other than painted or applied, Tenant shall submit specifications regarding the material, dimensions and method of attachment of such signage.

Tenant shall be required to pay for the removal of Tenant’s Non-Standard Building Signage upon the termination or earlier expiration of this Lease whether such removal is performed by Tenant, Tenant’s Contractor, or Landlord in the event Tenant fails to remove such signage. Signage removal must be completed within five (5) business days following the expiration or termination of this Lease.

Exterior Signage

Provided Tenant is not in default of the Lease and has not vacated or subleased its premises to a third party throughout the initial term and any extensions thereof, Tenant shall have exclusive Signage rights as it pertains to the Building and a non-exclusive signage on the Monument sign. Tenant’s signage shall be subject to Landlord’s reasonable review and approval and City of Bellevue signage ordinances and approvals. All costs incurred in the construction, installation, and removal of such exterior building signage shall be at Tenant’s expense.

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EXHIBIT E

ADDENDUM

1.	Expansion Space.

An existing tenant currently occupies approximately 2,045 SF on the north end of the fifth floor on a lease that expires 12/31/08 (the “Expansion Space”). Tenant shall take the Expansion Space upon the same terms and conditions of the Lease, when it becomes available, making the total square footage of the proposed space 54,855 rentable square feet (subject to BOMA remeasurement). Rent shall not commence on the Expansion Space until completion of the Tenant Improvements in such space.

Landlord agrees to cover the reasonable and comparable costs (equal to the original improvements paid for by Landlord) associated with expanding Tenant’s Premises on Floor 5 once the Expansion Space becomes available. In addition Landlord shall cover the costs of this reconfiguration that are reasonably required for furniture relocation, cabling, and collapsing of the corridor to bring Floor 5 back to a single floor tenancy.

2.	Early Entry.

Tenant, its contractors and/or agents, shall be permitted to enter the Premises without obligation to pay rent or other amounts due under the Lease immediately after mutual signing of the Lease for the purpose of preparing the space for Tenant’s use, including to install furniture, fixtures, trade fixtures, personal property, telecommunications, cabling and equipment which are exclusive of any tenant improvements. Any such early entry shall be harmonious with Landlord’s contractors, subcontractors and other occupants of the Building and shall be upon the same terms and conditions as set forth in this Lease with the exception of payment of Base Rent or other sums due under the Lease.

3.	Option to Renew.

Tenant shall have two (2) five (5) year renewal options for all or any part of the Premises during the Term, provided that any space not included in the renewal shall be leaseable to another tenant. Such renewals shall be upon the same terms and conditions of the Lease except the rental rate shall be established at 95% of prevailing fair market rate (Market Definition defined below) for the Premises, factoring in all market concessions including a refurbishment allowance. Tenant shall provide Landlord with a minimum of nine (9) months prior written notice of its intention to exercise its extension option.

For the purpose of any extension or renewal of the Lease, the market rate shall be the rate that is charged to non-renewing/non-extending tenants for space of comparable size, location and conditions in comparable Buildings within the market area. The market rate should take into consideration the following: location, quality, age, floor levels, common area factors, finish allowances, rental abatements, parking charges, lease assumptions, refurbishment allowances, credit standing of tenant, lease term and any other terms that would be relevant in making a market rate determination.

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Disagreement on the prevailing fair market rate shall be decided by binding arbitration as follows:

(a)	A board of appraisers consisting of three persons shall be selected, one appointed by Landlord, one by Tenant, and the third appointed by the first two appraisers. Each appraiser must be a certified MAI Appraiser with at least five (5) years of experience in the local rental real estate market.

(b)	Upon the appointment of an appraiser by one party, the other party shall appoint its appraiser within ten (10) days after receipt of written notice of the appointment of the first appraiser. The third appraiser shall be appointed within ten (10) days after the second appraiser has been appointed. If either Landlord or Tenant shall fail to appoint a qualified and willing appraiser within the time specified, the appraiser appointed by the other party shall set as the sole appraiser thereunder. If for any reason a third appraiser is not appointed within ten (10) days, then, at the instance of either party, such appointment shall be made by the Presiding Judge of the Superior Court of the State of Washington for King County, or if he is unable or unwilling to so act, by any other Judge of said court willing to so act.

(c)	The appraisers shall determine the fair rental value of the Premises as of the date above stated. In determining such fair rental value, the appraiser shall take into account current real estate values and going rental rates for comparable premises in comparable locations in the Seattle Metropolitan Area and all other circumstances ordinarily regarded by real estate appraisers as material.

(d)	The determination of the appraisers, or a majority thereof, shall be made in writing within fifteen (15) business days after the appointment of appraisers has been completed thereunder. Such determination of the fair rental value by the appraisers thereunder shall be conclusive and binding on the parties hereto.

(e)	Fees and expenses of the third appraiser shall be paid one-half by Landlord and one-half by Tenant. The fees of the appraisers appointed by each party shall be paid by that party.

4.	Right of First Opportunity for Expansion Space.

Landlord shall grant to Tenant an on-going Right of First Opportunity (“ROFO”) on all available space in the Building to lease space on either a partial floor or full floor basis.

Whenever any portion of the ROFO space becomes available for lease, Landlord shall provide Tenant with written notice of availability, which notice shall state the date when Tenant could begin renovation of the offered space and the terms upon which the space is being offered to the market. Tenant shall have fifteen (15) days to accept Landlord’s offer by designating in writing the portion of the offered space accepted by Tenant. Tenant’s failure to respond timely shall constitute a rejection of Landlord’s offer. If Tenant does not accept the offer, and Landlord does not, within one hundred twenty (120) days after the fifteen (15) day period, lease the offered space to a third party, or if any such space shall be leased to another tenant and again become available for lease, then the space shall again be subject to Tenant’s ROFO.

The accepted space shall be leased on the terms and conditions of the Lease including (i) that the term for the accepted space shall be the balance of the term of the Lease, as the same may be extended by exercise of an Option or otherwise, and (ii) Landlord shall provide Tenant with additional parking spaces in the same ratio as provided for the original Premises.

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5.	Rooftop Access.

Tenant shall have rooftop access for Tenant’s rooftop or communications equipment with Landlord’s consent which shall not be unreasonably withheld, conditioned or delayed. Prior to obtaining rooftop access, Landlord and Tenant shall sign a “Satellite Dish Agreement” substantially in the format as Exhibit F.

6.	Compliance with Law.

Landlord, at its sole cost and expense, and to the best of its knowledge, shall ensure that the Premises and the Building are in compliance at lease commencement with all federal, state and local laws and regulations, including but not limited to, ADA. This assurance does not cover Tenant related furniture, fixtures, equipment, data cabling and other items in the control of the Tenant.

7.	Nondisturbance.

So long as Tenant is not in default (beyond any period given Tenant to cure such default) in the payment of Base Monthly Rent or Additional Rent, or the performance of any other terms, covenants, or conditions of the Lease on Tenant’s part to be performed, Tenant’s possession under the Lease and Tenant’s rights and privileges thereunder, or under any extensions or renewals thereof that may be affected in accordance with any option contained in the Lease, shall not be diminished or interfered with by any mortgage, deed of trust or other liens procured or entered into by Landlord, and Tenant’s occupancy shall not be disturbed by any mortgagee, trustee or lender during the term of the Lease or and such extensions or renewals thereof. In addition, in the event the Premises are sold, Landlord shall require any buyer to be bound by the terms and conditions of this paragraph.

8.	Security for the Lease

Landlord and Tenant acknowledge and agree that at the time of signing of this Lease Tenant has reported financial liquidity and the Landlord has relied upon this current level of liquidity when entering into this Lease and in constructing the improvements outlined in the Work Letter for the Premises to be occupied by the Tenant. However if Tenant’s reported financial results during months 25-48 show cash and long and short-term investments falling below $15 million, then Tenant shall increase Tenant’s security deposit to $1 million dollars. Or after month 48 if Tenant’s reported financial results during months 49-72 show cash and long and short -term investments falling below $15 million then Tenant shall provide Landlord with a Letter of Credit in form acceptable to Landlord in the amount of $1 million dollars as additional security and convertible to cash in favor of Landlord in the event of a Tenant default and added to Tenant’s Security Deposit if any. Landlord may use such funds to cure any material default or breach of the Lease. Landlord will not be liable for any indirect, consequential, special or punitive damages incurred by Tenant arising from a claim that Landlord violated the bankruptcy code’s automatic stay in connection with any application by Landlord of any proceeds. The Landlord’s liability under the aforementioned circumstances being limited to the reimbursement of direct costs as and to the extent expressly provided in the Lease. Nothing in this Lease or in the Letter of Credit will confer upon the Tenant any property rights or interests in the proceeds; provided however, that upon the expiration or earlier termination of this Lease, so long as there then exists no defaults hereunder, Landlord agrees to return any unapplied balance of the proceeds held by Landlord and the Letter of Credit itself (if not previously drawn) to the issuing bank.

Notwithstanding, in the event Tenant were to execute a transaction using cash and long and short-term investments, the Tenant would have three months to increase cash and short and long-term investments above the threshold. If, after the three month period, the cash and short and long-term investment balance did not equal or exceed the threshold, Tenant would be required to increase the deposit as provided for above.

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EXHIBIT F

SATELLITE DISH AGREEMENT

I-405 CORPORATE CENTER

AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) entered into this 22ndday of August, 2007 and amends that certain Lease between M & M Real Estate Strategies, LLC (“Landlord”) and Captaris, Inc. (“Tenant”) dated August 22, 2007 for the Premises located at 301 – 116th Avenue SE, Bellevue, WA 98004 and legally described in Exhibit A of the Lease.

WITNESSETH:

Landlord and Tenant hereby agree that this Amendment covering placement and use of a Satellite Dish Antenna is added to, incorporated into and becomes a part of the Lease:

1.

Tenant shall have the right at his sole cost and expense, to install a              (    ) foot in diameter Satellite Dish Antenna and related equipment and facilities (“Satellite Dish Antenna”) occupying approximately              (    ) square feet of the roof of the I-405 Building                      (the “Building”) in a location satisfactory to Landlord. In addition, Tenant will submit to Landlord for its prior written approval, which approval shall not be unreasonably withheld, detailed plans for the installation of the Satellite Dish Antenna. Notwithstanding anything to the contrary herein, Tenant shall not install, operate, maintain or alter the Satellite Dish Antenna without the prior approval of Landlord. Landlord may, at Tenant’s expense and with prior written notice to Tenant, relocate the Satellite Dish Antenna on the roof of the Building if Landlord deems in its reasonable discretion that such relocation is necessary, provided Tenant’s use of the Satellite Dish Antenna shall not be affected. Tenant, at Tenant’s sole cost and expense, is permitted to run cables between the roof of the Building and the interior of the Premises so long as the installation of such cables has been previously approved in writing by Landlord, not unreasonably withheld, and such cables create as little inconvenience as possible to Landlord’s operation of the Building or any other tenant of the Landlord. The Satellite Dish Antenna shall be deemed Tenant’s tangible personal property governed by Section 8 and 9 of the Lease. Tenant, at Tenant’s sole cost and expense, shall maintain the Satellite Dish Antenna during the term of this Lease, or any renewal thereof, shall remove the Satellite Dish Antenna at the termination of this Lease, and shall repair any damage caused by such removal. Tenant shall be responsible for any damage occasioned by the installation of the Satellite Dish Antenna or by the maintenance, operation and existence thereof throughout the term of the Lease, or any renewal thereof. Landlord agrees to provide space for one Satellite Dish Antenna at no cost to the Tenant during the initial term of this Lease. Market rental will be charged if during the Lease Term or any extension the Satellite Dish Antenna is used for commercial revenue generation. In addition market rental may be charged during any extension of the term of this Lease. Landlord agrees to permit Tenant reasonable access to the roof of the Building as reasonably necessary to facilitate the installation, operation, maintenance and removal of the Satellite Dish Antenna. Notwithstanding anything to the contrary herein, Tenant shall not have exclusive right to or possession of any portion of the roof

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of the Building. Tenant shall, at Tenant’s sole cost and expense, obtain all necessary federal, state, county, municipal and local permits, licenses and approvals for (and prior to) the installation, operation, maintenance, existence and removal of the Satellite Dish Antenna throughout the term of this Lease, or any renewal thereof.”

2.	Tenant, shall, at Tenant’s sole cost and expense, comply with all laws, orders, ordinances and regulations (whether now existing or hereafter adopted) of any federal, state, county, municipal or local authority and with directions of public officers thereunder respecting all matters of the use, occupancy, condition or maintenance of the Premises and the installation, operation, maintenance, existence and removal of the Satellite Dish Antenna, whether such laws, orders, ordinances, regulations or directions shall be directed to Tenant or Landlord, and Tenant shall hold Landlord harmless from any cost or expense on account thereof.

3.	Section 14 of the Lease, relating to insurance, is hereby amended so that the third sentence thereof which reads as follows:

“Tenant shall provide and maintain throughout the term of this Lease, liability insurance issued by an insurer satisfactory to Landlord, covering all persons and property injured on the Premises or in connection with the Tenant’s business conducted on the Premises in the following amount:”

is hereby amended to read as follows:

“Tenant shall provide and maintain throughout the term of this Lease, or any renewal thereof, liability insurance issued by an insurer satisfactory to the Landlord covering all persons and property injured on the Premises, or in connection with the Tenant’s business conducted on the Premises or in connection with the Tenant’s installation, operation, maintenance, existence or removal of the Satellite Dish Antenna and related facilities in the following amounts:”

In addition, add to the end of Section 15.1 of the Lease:

“Tenant, as a material part of the consideration to be rendered to the Landlord and in addition to all other provisions of this Section 15, hereby agrees to indemnify and hold Landlord harmless from and against any and all claims, costs, and liabilities, including reasonable attorneys fees arising (i) from Tenant’s use of the roof of the Building; (ii) from Tenant’s business conducted on or about the roof of the Building; (iii) from Tenant’s installation, operation, maintenance or removal of the Satellite Dish Antenna; or (iv) from any activity, work or things done, permitted or suffered by Tenant or any of Tenant’s agents, contractors or employees related to this Satellite Dish Agreement.”

4.	Tenant shall have the right, at Tenant’s discretion, to terminate this Agreement upon the giving of ninety (90) days prior written notice to Landlord (the “Early Termination Date”) which Early Termination Date shall have the same effect as if it were the date on which the Lease would otherwise terminate for purposes of the matters dealt with in this Agreement.

5.	Any relocation of the Satellite Antenna Dish requested by Tenant shall be at Tenant’s sole cost and expense and will need to be evaluated by Landlord as a new installation under the terms and conditions of this Agreement; therefore, approval for such relocation shall be at the sole discretion of Landlord, however, such approval shall not be unreasonable withheld.

Final I-405 CAPA Lease 9-12-07	2	Please Initial _______

IN WITNESS WHEREOF, the Parties hereto have acknowledged this Amendment to Lease, this day and year above written.

TENANT:	LANDLORD:

CAPTARIS, INC.	M & M REAL ESTATE STRATEGIES, LLC

Date	Date

By	By

Its	Its

Final I-405 CAPA Lease 9-12-07	3	Please Initial _______